Contact:	Dan Yarbrough, Director of Investor Relations
(704) 948-2617
danyarbrough@orthofix.com

Orthofix International Pre-Announces
Fourth Quarter and Full-Year 2006 Revenue
Prior to its Attendance at AAOS Conference

•	Fourth quarter revenue totaled $116.1 million, up 45% year-over-year
•	Full-year 2006 revenue totaled $365.4 million, up 17% from 2005
•	Fourth quarter revenue included recently acquired Blackstone Medical, which generated $28.1 million, up 76% from the fourth quarter of 2005
•	Blackstone Medical’s full-year revenue totaled $90.4 million, up 51% from 2005

HUNTERSVILLE, N.C., February 13, 2007- Orthofix International N.V., (NASDAQ:OFIX) today pre-announced revenues for the fourth quarter and full year ended December 31, 2006 prior to its attendance at the upcoming annual meeting of the American Academy of Orthopedic Surgeons (AAOS) February 14th through 16th in San Diego. Fourth quarter revenue was $116.1 million, an increase of 45% year-over-year. This included $28.1 million from the September 2006 acquisition of Blackstone Medical, Inc.(Blackstone), which was 76% higher than their revenue in the fourth quarter of 2005. The impact of foreign currency on revenues for the fourth quarter of 2006 was a positive $1.5 million.

For the full-year 2006, Orthofix generated revenue of $365.4 million, including Blackstone’s fourth quarter contribution, representing an increase of 17% over the full-year 2005. Including three quarters of sales prior to its acquisition by Orthofix, Blackstone generated $90.4 million for the full-year 2006, which was an increase of 51% over 2005.

Each of Orthofix’s core market sectors, which will be broken out as spine, orthopedics and sports medicine starting with the fourth quarter’s financial results, reported increased quarterly revenue compared with the prior year. Revenue from the company’s spine business was up 110% including Blackstone (up 9% excluding Blackstone), sales from its orthopedics segment rose 9%, and revenues from its sports medicine operations increased 11%.

The organic increase in Orthofix’s spine revenue, which rose 15% for the full-year, excluding Blackstone, was driven by the continued success of the company’s spinal bone growth stimulators. This included its sales of the only FDA-approved cervical spine stimulator available in the market. The 76% increase in Blackstone’s fourth quarter revenue was primarily due to higher sales of its fusion products, including its lumbar spinal fixation system, its vertebral body replacement devices and its minimally invasive pedicle screw systems. Additionally, revenue from Blackstone’s biologic portfolio more than tripled primarily as the result of increased sales of its adult stem cell-based bone growth matrix as well as a number of recently introduced allograft interbody devices.

The 9% fourth quarter increase in Orthofix’s orthopedic revenue was driven by higher sales in each of the company’s three main product areas, including its internal and external fixation devices, its deformity correction products and its bone growth stimulators for non-union long bone fractures.

The 11% increase in sports medicine revenue reported by the company’s BREG subsidiary was due to 11% year-over-year increases in U.S. sales of both bracing and cold therapy products.

Orthofix previously announced it will give a presentation at the Second Annual First Albany Orthopedics Conference on Tuesday, February 13th in San Diego. The company plans to reiterate its previously released fourth quarter 2006 earnings guidance during that conference, and the related presentation materials will be available on the investor relations section of their website at www.orthofix.com. The company also said its financial results remain subject to adjustment until its year-end financial closing process and the annual audit of its financial results are completed.

Orthofix currently plans to release its complete fourth quarter and full-year 2006 financial results, as well as revenue and earnings expectations for 2007, at approximately 8:30 AM Eastern on Tuesday, March 6, 2007. The company will host a conference call that same day at 11:00 AM Eastern to discuss those financial results and expectations for 2007. Interested parties may access the conference call by dialing (866) 626-7622 in the U.S., and (706) 758-3283 outside the U.S., and providing the conference ID 8637352. A replay of the call will be available for one week by dialing (800) 642-1687 and entering the conference ID 8637352.

About Orthofix

Orthofix International, N.V., a global diversified orthopedic products company, offers a broad line of minimally invasive surgical, and non-surgical, products for the Spine, Orthopedics, Sports Medicine and Vascular market sectors that address the lifelong bone-and-joint health needs of patients of all ages-helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies including Kendall Healthcare. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationship with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes in the accounting treatment of certain items of revenue or expense, changes to governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.